Exhibit 2.1
















                    GOUVERNEUR SAVINGS AND LOAN ASSOCIATION

                              GOUVERNEUR, NEW YORK

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                         PLAN OF MUTUAL HOLDING COMPANY

                        REORGANIZATION AND STOCK ISSUANCE




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1.    INTRODUCTION

      This Plan of Reorganization and Stock Issuance (the "Plan" or "Plan of Reorganization) provides for the reorganization of Gouverneur Savings and Loan Association (the "Bank") from a New York mutual savings and loan association into a subsidiary of a federally chartered mid-tier holding company (the "Holding Company") a majority of whose stock will be owned by a federally chartered mutual holding company (the "Mutual Holding Company") pursuant to the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision ("OTS"). A principal part of the reorganization is the incorporation of a federally chartered capital stock savings association (the "Stock Bank"), all of the stock of which will be owned by the Holding Company, and a majority of the voting stock of the Holding Company will be owned by the Mutual Holding Company at all times so long as the Mutual Holding Company remains in the mutual form of organization. The corporate name of the Stock Bank will be Gouverneur Savings & Loan Association or such other name as may be selected by resolution of the Board of Directors of the Bank, with its principal office located in Gouverneur, New York.

      One or more stock offerings of up to but less than 50% in the aggregate of the total voting stock of the Holding Company may be made simultaneously with, or following, the Reorganization, subject to the rules and regulations, and the approval, of the OTS, as may be necessary.

      The Board of Directors has determined that the Reorganization is advisable and in the best interest of the Bank and its depositors. The Reorganization will enable the Bank to increase its capital through the issuance of capital stock without undertaking a full conversion from the mutual to stock form of organization. The Reorganization will not foreclose the opportunity to effect a conversion of the Mutual Holding Company to the stock form of organization following the Reorganization. The Reorganization may facilitate the possible acquisition of other financial institutions, possible diversification into other related financial service activities and other activities which will further enhance the Bank's ability to render services to the public. The Reorganization will afford the Bank, as a capital stock savings association, access to capital sources not legally available to a mutual savings and loan association, while at the same time preserving the mutual form of ownership in the holding company structure. The mutual holding company structure also will allow the Bank to minimize over-capitalization by providing the flexibility to raise capital through the issuance of stock in a manner designed to meet the Bank's growth needs, rather than in a single stock offering as required in a standard mutual-to-stock conversion. This access to the capital markets will make it possible for the Bank to be more responsive to possible future capital needs.

      Pursuant to Section 10(o) of the Home Owner's Loan Act, as amended, 12 U.S.C. 1467(o) ("HOLA"), the Reorganization will be accomplished in accordance with the procedures contained in this Plan, the rules and regulations of the OTS, and as otherwise may be required by the OTS.

2.    DEFINITIONS

      As used in this Plan, the following terms shall have the following meanings:

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      "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement or understanding; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a Person or company which acts in concert with another Person ("other party") shall also be deemed to be acting in concert with any Person or company who is acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated, and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. Directors and Officers of the Bank, the Holding Company and the Mutual Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise acting in concert solely as a result of their being Directors or Officers of the Bank or the Holding Company.

      "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

      "Appraiser" means the independent person retained by the Bank to prepare an appraisal of the pro forma market value of the Common Stock.

      "Associate," when used to indicate a relationship with any Person, means
(a) any corporation or organization (other than the Mutual Holding Company, the Holding Company, the Bank or a majority-owned subsidiary of the Bank) of which such Person is an officer or partner or is, directly or indirectly, either alone or with one or more members of his or her immediate family, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that for the purposes of Sections 8 and 11, the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan in which a Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be acquired or held by Officers and Directors and their Associates, the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Mutual Holding Company, the Holding Company, the Bank or any of the Bank's subsidiaries.

      "Bank" means Gouverneur Savings and Loan Association in its mutual form or in its stock form, as the context of the reference requires.

      "Board of Directors" means, as to the Bank, both the Board of Directors prior to and after the Reorganization.



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      "Common Stock" means the $0.01 par value common stock offered and issued by the Holding Company simultaneously with or after the Reorganization, including securities convertible into Common Stock, pursuant to its stock organization certificate.

      "Community Offering" means an offering for sale to the general public directly by the Stock Bank or through a syndicate of selected broker-dealers, if utilized, of shares of the Common Stock not subscribed for in the Subscription Offering.

      "Depositor" means any Person or entity who is the holder of a deposit account at the Bank.

      "Director" means a director of the Bank and, where applicable, a director of the Holding Company.

      "Effective Date" means the date of consummation of the Reorganization and the Offerings in accordance with this Plan and the Reorganization Regulations.

      "Eligibility Record Date" means the close of business on March 31, 1997.

      "Eligible Account Holder" means any Person holding a Qualifying Deposit at the Bank on the Eligibility Record Date.

      "Employee Plans" means the Tax-Qualified Employee Stock Benefit Plans approved by the Board of Directors of the Bank or the Board of Directors of the Holding Company.

      "Employee" means a person who is employed by the Bank, the Holding Company or a wholly owned subsidiary of either of them.

      "Estimated Price Range" means the range of the estimated pro forma market value of the Common Stock, as determined by the Appraiser, prior to the Subscription Offering and as it may be amended from time to time thereafter.

      "FDIC" means the Federal Deposit Insurance Corporation.

      "Holding Company" means the stock form holding company established to own all the stock of the Bank upon consummation of the Reorganization.

      "Independent Valuation" means the estimated pro forma market value of the Common Stock as determined by the Appraiser prior to the Subscription Offering as it may be amended from time to time thereafter.

      "Mutual Holding Company" or "MHC" means the mutual holding company established by the Bank as part of the Reorganization which will own a majority of the voting stock of the Holding Company.

      "Non-Tax-Qualified Employee Stock Benefit Plan" means any defined benefit or defined contribution plan such as an employee stock ownership plan, bonus stock or profit sharing plan or


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other employee benefit plan that is not a "Tax-Qualified Employee Stock Benefit
Plan" and that is maintained by the Mutual Holding Company, the Holding Company or the Bank for the benefit of Officers or Employees.

      "Notice of Reorganization" means the Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the OTS in accordance with the rules and regulations of the OTS.

      "Offerings" means the offering of up to but less than 50% of the to be outstanding shares of Common Stock in the Subscription Offering and, if held, the Community Offering and the Public Offering.

      "OTS" means the Office of Thrift Supervision of the United States Department of the Treasury.

      "Officer" means an executive officer of the Holding Company or the Bank and may include the Chairman of the Board, Chief Executive Officer, President, Senior Vice President, any vice president in charge of a principal business functions, Secretary, Treasurer or any person performing functions similar to those performed by the foregoing persons.

      "Order Form" means the form provided by the Holding Company or the Bank that subscribers must use to order Common Stock in the Subscription and Community Offerings.

      "Other Depositor" means any Person (other than an Eligible Account Holder or Supplemental Eligible Account Holder) holding a Qualifying Deposit at the close of business on the Voting Record Date.

      "Participants" means the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Depositors.

      "Person" means an individual, a corporation, a partnership, an association, (including Individual Retirement Accounts and Keough Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

      "Plan" or "Plan of Reorganization" means this Plan of Reorganization and Stock Issuance of the Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

      "Prospectus" means the principal offering document pursuant to which the Common Stock is offered for sale, in accordance with the Reorganization Regulations and, if applicable, SEC rules, and may be denominated a Prospectus or an Offering Circular.

      "Proxy Statement" means the document to be used to solicit proxies from Voting Depositors to vote at the Special Meeting.



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      "Public Offering" means the offering for sale through the Underwriter to the general public of any shares of Common Stock not subscribed for in the Subscription Offering or Community Offering, if held.

      "Purchase Order" means the document or other evidence reflecting an order for the purchase of Common Stock in the Public Offering.

      "Purchase Price" means the price per share at which the Common Stock will be sold in accordance with the terms hereof.

      "Reorganization" means all necessary procedures, collectively, for the Bank to reorganize into the mutual holding company form of organization with a mid-tier stock form holding company in accordance with the laws of the United States of America and the OTS regulations.

      "Reorganization Regulations" means Parts 575 and, to the extent applicable, Part 563b of the rules and regulations of the OTS.

      "Qualifying Deposit" means a Savings Account with a balance of $50 or more with the Bank at the close of business on the Eligibility Record Date, Supplemental Eligibility Record Date or Voting Record Date.

      "SAIF" means the Savings Association Insurance Fund.

      "Savings Account" means and includes savings account as defined in Section
561.42 of the OTS rules and regulations and includes time deposits and certificates of deposits. The term shall also include demand accounts as defined in Section 561.18 of the OTS rules and regulations.

      "SEC" means the Securities and Exchange Commission.

      "Special Meeting" means a special meeting of Voting Depositors and any adjournments thereof held to consider and vote upon this Plan.

      "Stock Bank" means the Bank in its stock form.

      "Subscription Offering" means the offering of the Common Stock to Participants.

      "Supplemental Eligibility Record Date" means the close of business on the last day of the calendar quarter preceding the approval of this Plan by the OTS.

      "Supplemental Eligible Account Holder" means any holder of a Qualifying Deposit in the Bank (other than an Eligible Account Holder and other than an Officer, Director, or their Associates) at the close of business on the Supplemental Eligibility Record Date.

      "Tax-Qualified Employee Stock Benefit Plan" means any defined benefit or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan


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or other plan of the Bank or the Holding Company, which with its related trust meets the requirements to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

      "Underwriter" means the investment banking firm or firms through which the Common Stock may be offered in a Public Offering, if any.

      "Voting Depositors" means those persons having the right to vote on the Reorganization or, as the context otherwise indicates, any related matter properly brought before the Special Meeting, pursuant to the Bank's charter and bylaws and applicable law.

      "Voting Record Date" means the date fixed by the Board of Directors of the Bank as the date for determining eligibility to vote at the Special Meeting, which date shall not be more than 60 nor less than 10 days before the date of the Special Meeting.

3.    CERTAIN EFFECTS OF REORGANIZATION

      (a)   STRUCTURE OF THE REORGANIZATION

      Unless otherwise determined by the Board of Directors of the Bank in order to satisfy tax or regulatory considerations, the Reorganization will be effected as follows:

      (i) The Bank will organize an interim federal stock savings association as a wholly-owned subsidiary ("Interim One").

      (ii) Interim One will organize a mid-tier stock form mutual holding company (the "Holding Company") in accordance with Section 575.14 of OTS Regulations.

      (iii) The Holding Company will organize an interim federal stock savings association as a wholly-owned subsidiary ("Interim Two").

      (iv) The Bank will exchange its charter for a federal stock savings association charter to become the Stock Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the Mutual Holding Company ("MHC"), with any issued and outstanding shares of stock of Interim One to be canceled.

      (v) Simultaneously with step (iv), Interim Two will merge with and into Stock Bank with Stock Bank as the resulting institution.

      (vi) All of the initially issued common stock of Stock Bank will be transferred to the Holding Company; and

      (vii) A majority of the initially issued common stock of the Holding Company will be transferred to the MHC in exchange for membership interests in the MHC, which shall be granted to the depositors of the Bank. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank and all property of the Bank, including its right, title and interest in and to all property of whatsoever kind and nature, interests and assets of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold and enjoy such property, interests and assets to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock



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            Bank will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of the Bank and will maintain its operations at the Bank's present locations.

      (b) CAPITALIZATION OF THE MUTUAL HOLDING COMPANY

      The Bank will apply to the OTS for the MHC to retain or receive up to $100,000 from the Holding Company in connection with the Reorganization.

      (c) PROCEEDS FROM THE SALE OF THE HOLDING COMPANY'S STOCK

      The Holding Company shall use at least 50% of the proceeds from the sale of its Common Stock as a contribution to the capital of the Stock Bank.

      (d) OPERATION OF THE STOCK BANK

      All Persons who as of the Effective Date held depository rights with respect to, or other rights as creditors of, the Bank shall thereafter have such rights solely with respect to the Stock Bank. Each deposit account in the Bank at the Effective Date will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions. The holder of such deposit account in the Stock Bank will have no ownership interest in the Stock Bank, but will have liquidation rights with respect to the Holding Company in accordance with federal law. Depositors and borrowers will not have any voting rights in the Stock Bank, but Depositors will possess such rights in the Mutual Holding Company. All insured deposit accounts of the Stock Bank will continue to be insured up to the legal maximum by the SAIF in the same manner as deposit accounts existing in the Bank immediately prior to the Reorganization.

      All loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank prior to the Reorganization. The Stock Bank may exercise any and all powers, rights, and privileges of, and shall be subject to all limitations applicable to capital stock savings and loan associations under federal law.

      The initial Board of Directors of the Stock Bank will be the existing Board of Directors of the Bank. The Board of Directors will be divided into three classes as nearly equal in number as possible and the members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually by the stockholders of the Stock Bank's Common Stock. It is intended that present management of the Bank will continue as the management of the Stock Bank following the Reorganization.

      Following the Reorganization, the Holding Company will have the power to issue shares of capital stock to persons other than the Mutual Holding Company. Pursuant to federal law and regulations, unless otherwise revised or amended, the Mutual Holding Company will be required to own a majority of the outstanding capital stock of the Holding Company, so long as the Mutual Holding Company is in existence as such. One or more offerings aggregating less than 50% of the Common Stock of the Holding Company may be made following the Reorganization, subject to the approval of the OTS, if required.

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      (e)   OPERATION OF THE MUTUAL HOLDING COMPANY

      Upon the Effective Date, the Holding Company will be a majority owned subsidiary of the Mutual Holding Company. So long as they remain depositors of the Stock Bank, persons who had deposit accounts in the Bank at the time of the Reorganization and persons who establish such deposit accounts subsequent to the Reorganization shall, but only to the extent provided for under federal law, have liquidation rights in the Mutual Holding Company after the Reorganization.

      The rights and powers of the Holding Company and the Mutual Holding Company will be defined by their respective charters and bylaws and by the statutory and regulatory provisions applicable to savings and loan holding companies and federal mutual holding companies. The Holding Company and the Mutual Holding Company shall be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

      Following the Reorganization, all of the Directors of the Bank will become Directors of the Holding Company and the Mutual Holding Company and shall hold such positions until such Directors resign or are removed or disqualified, except as may be otherwise specifically provided in the Holding Company's or the Mutual Holding Company's charter. A Director of the Holding Company or the Mutual Holding Company who also serves as a Director of the Stock Bank shall not be disqualified from receiving any rights or privileges as a Director of the Stock Bank because of his or her multiple capacities.

4.    SPECIAL MEETING OF DEPOSITORS

      (a)   APPROVAL OF THE REORGANIZATION

      Subsequent to the approval of this Plan by the OTS, the Special Meeting be scheduled in accordance with the Bank's bylaws. The Special Meeting shall be held upon written notice given no less than 20 days nor more than 45 days prior to the date of such meeting. Such notice shall consist of a notice of special meeting and be accompanied by a proxy statement and proxy card which includes information as is required by applicable laws and regulations or as the OTS may otherwise require. At the Special Meeting, Depositor shall be entitled to cast one vote in person or by proxy for every one hundred dollars ($100), or fraction thereof, of the aggregate withdrawal value of all of his deposit accounts in the Bank as of the Voting Record Date and, to the extent required by applicable law as to any particular matter that may come before the meeting, each borrower as of the Voting Record Date shall be entitled to one vote; provided, however, that no Person shall be eligible to cast more than the lesser of 1,000 votes or the maximum number of votes permitted under the Bank's charter, bylaws and applicable law.

      Pursuant to OTS regulations, an affirmative vote of no less than a majority of the total votes of Depositors eligible to be cast is required for approval of this Plan, including adoption of the charter and bylaws of the Holding Company, the Mutual Holding Company and the Stock Bank which are annexed as Exhibits A, B, C, D, E and F, respectively.



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      (b) APPROVAL OF THE CONVERSION TO FEDERAL CHARTER.

      Either at the Special Meeting, or at a separate meeting held prior to the Special Meeting, the Depositors as of the Voting Record Date shall vote upon the conversion of the Bank from a state savings and loan association to a federal savings association. The approval of such conversion shall be a precondition to the consummation of the Reorganization. In order to satisfy the requirements for such conversion of the Bank under New York State Law, this charter conversion must be approved by either (i) sixty-six and two-thirds percent in amount of the book value of all outstanding deposits of the Bank or (ii) at least seventy-five percent in amount of all outstanding deposits of the Bank represented at the Special Meeting. Voting may be in person or by proxy in accordance with the charter and bylaws of the Bank. The Bank shall give notice of such meeting and conduct such meeting in accordance with the applicable provisions of the Bank's organization certificate and bylaws and applicable law.

5.    CONDITIONS TO IMPLEMENTATION OF REORGANIZATION

      Consummation of the Reorganization is expressly conditioned upon the following:

      (a) This Plan is approved by at least two-thirds of the Board of Directors;

      (b) A Notice of Reorganization is filed with the OTS and either:

            (i) The OTS has given written notice of its intent not to disapprove the Reorganization; or

            (ii) Sixty days (or such period of time as the OTS may specify if the review period is extended under Section 575.3(b)(ii) of the OTS Regulations) have passed since the OTS received the Notice of Reorganization and deemed it sufficient under
                  Section 516.2(c) of the OTS Regulations, and the OTS has not given written notice that the proposed Reorganization is disapproved;

      (c) This Plan is approved as described in Section 4(a) and the conversion of the Bank to a federal savings association charter is approved as described in
Section 4(b);

      (d) All necessary approvals have been obtained from the OTS in connection with the charter and bylaws of the Holding Company, the Mutual Holding Company and the Stock Bank and the transfer of assets and liabilities of the Bank to the Stock Bank; and all conditions specified or otherwise imposed by the OTS in connection with approval of the Notice of Reorganization and all transactions related thereto have been satisfied; all necessary approvals for the conversion of the Bank from a state to a federal charter have been obtained and such conversion occurs; and, if applicable, the FDIC has approved the insurance of accounts of the Stock Bank; and

      (e) All other necessary regulatory approvals have been obtained as specified in the Reorganization Regulations.



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6.    STOCK OFFERING DOCUMENTS

      In the Subscription Offering, the Holding Company may send Participants a Prospectus or, in lieu thereof, a summary of the Reorganization and require Participants to return to the Holding Company by a reasonable date certain a postage prepaid card or other written communication requesting a Prospectus. The Holding Company shall not distribute the Prospectus until it has been declared effective by the OTS.

      The Subscription Offering may be commenced prior to the Special Meeting and, in that event, the Community Offering or Public Offering may also be commenced prior to the Special Meeting. Any shares of Common Stock offered but not subscribed for in the Subscription Offering may be offered for sale in the Community Offering or the Public Offering. The offer of the Common Stock shall be conditioned upon the approval of this Plan by the Voting Depositors and the consummation of the Reorganization.

      The Bank may elect to pay fees on either a fixed or commission basis or combination thereof to an investment banking firm or to selected broker/dealers which assist in the sale of the Common Stock.

      The Bank may also offer to pay fees on a per share basis to brokers who assist Persons in determining to purchase shares in the Public Offering and whose broker's name appears on the purchaser's Purchase Order.

7.    STOCK OFFERING

      (a)   NUMBER OF SHARES.

      The number of shares and price per share of Common Stock to be offered pursuant to this Plan shall be initially determined by the Board of Directors of the Bank and the Holding Company in conjunction with the determination of the Appraiser. The number of shares to be offered will be on a minimum-maximum basis within a range determined by the Board of Directors (the "Offering Range") and may be adjusted at or immediately subsequent to the conclusion of the Offerings without notifying Participants and without a resolicitation of subscriptions unless otherwise required by the OTS. The number of shares to be offered or Offering Range may be subsequently adjusted at or subsequent to the conclusion of the Offerings for any reason, including a change in the appraisal.

      (b)   INDEPENDENT VALUATION AND PURCHASE PRICE OF SHARES.

      All shares of Common Stock sold in the Offerings shall be at a uniform price per share, referred to in this Plan as the "Purchase Price." The Purchase Price and number of shares shall be determined by the Bank and the Holding Company immediately prior to the simultaneous completion of all sales of Common Stock contemplated by this Plan on the basis of the Independent Valuation and the fact that the shares offered represent a minority interest in the Holding Company. The Independent Valuation and the resulting Purchase Price may therefore reflect a discount to the valuation applied to a standard mutual-to-stock conversion. The aggregate purchase price for the


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Common Stock will not be inconsistent with such market value of the Bank. The
Independent Valuation of the Holding Company shall be determined for such purpose by the Appraiser on the basis of such appropriate factors as are not inconsistent with OTS regulations. The Common Stock to be issued in the Offerings shall be fully paid and nonassessable.

      (c)   MINORITY OWNERSHIP PERCENTAGE.

      Based upon the Appraiser's valuation of the Holding Company as updated prior to the commencement of the Offerings, the Board of Directors will establish the minimum and maximum ownership percentage applicable to the Offerings. The final minority ownership percentage, representing the percentage ownership of the Holding Company by all of its stockholders other than the Mutual Holding Company, shall be less than 50% and will be determined by the Bank and the Holding Company as follows: (a) the product of (x) the total number of shares of Common Stock to be issued and sold in the Offerings multiplied by
(y) the Purchase Price, such product to be divided by (b) the estimated aggregate pro forma market value of the Holding Company immediately after the Offerings as determined by the Appraiser, expressed in terms of a specific aggregate dollar amount upon the closing of the Offerings or sale of all the Common Stock.

      (d)   METHOD OF OFFERING SHARES.

      Subject to the discretion of the Bank and the Holding Company and the limitations set forth in Section 11, the Holding Company shall first offer in the Subscription Offering to the persons and entities to whom subscription rights are granted in Section 8, and then in a Community Offering or a Public Offering as described in Sections 9 and 10. The Bank and the Holding Company, in their absolute discretion, have the right to reject in part or in whole any order for stock in the Offerings, other than subscriptions representing the proper exercise of subscription rights hereunder, either at the time of receipt or as soon as practicable following the termination of the Offerings in accordance with this Plan.

8.    SUBSCRIPTION OFFERING

      (a)   ELIGIBLE AND SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS.

      Each Eligible Account Holder and Supplemental Eligible Account Holder shall receive, without payment, the right to subscribe in the Subscription Offering for such number of shares of Common Stock equal to the greater of: (i) $150,000 of the Common Stock; (ii) one-tenth of one percent of the Common Stock offered; or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered by a fraction of which the numerator is the amount of the Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders.

      (b)   EMPLOYEE PLANS.

      The Employee Plans shall receive, without payment, in the aggregate, the right to subscribe in the Subscription Offering for up to 10% of the shares of Common Stock.



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      (c)   OTHER DEPOSITORS

      Each Other Depositor shall receive, without payment, the right to subscribe in the Subscription Offering for shares of Common Stock equal to the greater of $150,000 of Common Stock or one-tenth of one percent of the Common Stock offered.

      (d) ALLOCATIONS IN THE EVENT OF OVERSUBSCRIPTIONS.

      If subscriptions are received in the Subscription Offering for more shares of Common Stock than are to be sold, then shares shall be allocated in the following order of priority: first to Eligible Account Holders; second to Employee Plans, third to Supplemental Eligible Account Holders and fourth to Other Depositors. Subscription rights received in each category shall be subordinated to the subscription rights received in all prior categories. No Person in any category shall be allocated any shares unless all subscriptions in all prior categories have been filled to the maximum permitted amount. If subscriptions received within any of the first, third or fourth categories exceed the number of shares available for purchase by that category, then each subscriber in that category shall first receive, to the extent practicable, an allocation equal to the lesser of the number of shares subscribed for by that subscriber or 100 shares. Any remaining shares shall be allocated among subscribers in such category, to the extent practicable, based upon the ratio that each subscriber's Qualifying Deposit bears to the Qualifying Deposits of all subscribers with unfilled subscriptions in that category. If the amount so allocated to any subscriber exceeds the amount subscribed for by that subscriber, the excess shall be reallocated (one or more times as necessary) among those subscribers in such category whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. In no event shall fractional shares be issued.

      (e)   DIRECTORS AND OFFICERS.

      Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

      (f)   EFFECT OF INCREASE OF MAXIMUM PURCHASE LIMIT.

      If the maximum purchase limit in the Community Offering is greater than $150,000, then Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors shall, at a minimum, have the right to subscribe, in the Subscription Offering, for Common Stock with a purchase price equal to such maximum purchase limit.

9.    COMMUNITY OFFERING

      (a)   GENERAL.

      If less than the total number of shares of Common Stock to be sold in the Reorganization is sold in the Subscription Offering, shares remaining which are unsubscribed may be made available for purchase in the Community Offering. The Bank and the Holding Company may establish all terms and conditions of such offer. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm, experienced and an expert in the sale of savings institution securities, or a syndicate thereof. In the Community Offering, if held, a preference will be given to natural persons residing in St. Lawrence, Jefferson and Lewis Counties, New York. The Community Offering shall be conducted in such a manner as to achieve the widest distribution of the Common Stock.

      (b) ALLOCATIONS IN THE EVENT OF OVERSUBSCRIPTIONS.

      If the purchasers in the Community Offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the Community Offering in an equitable manner and under terms and conditions as determined by the Boards of Directors of the Bank and the Holding Company.

      (c)   COMMENCEMENT AND COMPLETION.

      The Community Offering, if held, may commence simultaneously with, during or subsequent to the completion of the Subscription Offering. If commenced, the Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended with the approval of the OTS.

10.   PUBLIC OFFERING

      (a)   GENERAL.

      Any shares of Common Stock not sold in the Subscription Offering may be sold, instead of or in addition to a Community Offering, through the Underwriter at the Purchase Price in the Public Offering, subject to such terms, conditions and procedures as may be determined by the Boards of Directors of the Bank and the Holding Company, in a manner that will achieve the widest distribution of the Common Stock. If determined appropriate by the Underwriter and the Boards of Directors of the Bank and the Holding Company, the Public Offering may be conducted using a syndicate of broker-dealers.

      (b)   COMMENCEMENT AND COMPLETION.

      Provided that the Subscription Offering has commenced, the Holding Company may commence the Public Offering at any time after the mailing to the Voting Depositors of the Proxy

Statement to be used in connection with the Special Meeting, provided that the completion of the offer and sale of the Common Stock shall be conditioned upon the approval of this Plan by the Voting Depositors. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided above.

11.   LIMITATION ON PURCHASES

      The following limitations shall apply to all purchases of shares of Common Stock in the Offerings.

      (a)   GENERAL PURCHASE LIMIT.

      The number of shares of Common Stock which may be subscribed for or purchased in the Reorganization by any Person (or persons through a single account) together with any Associate or group of Persons Acting in Concert shall not exceed such number of shares as shall equal $150,000 divided by the Purchase Price, except for Employee Plans, which in the aggregate may subscribe for up to 10% of the Common Stock issued in the Offerings. The Directors of the Bank shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Bank.

      (b)   PURCHASE LIMIT FOR DIRECTORS AND OFFICERS.

      The maximum number of shares of Common Stock which may be purchased in the Reorganization by Officers and Directors of the Bank and their Associates in the aggregate shall not exceed 34.8% of the total number of shares of Common Stock issued in the Offerings.

      (c)   MINIMUM PURCHASE.

      A minimum of 25 shares of Common Stock must be purchased by each person purchasing shares in the Offerings to the extent those shares are available; provided, however, that the minimum number of shares requirement will not apply if the number of shares of Common Stock purchased times the price per share exceeds $500.

      (d)   EFFECT OF PURCHASE LIMIT ON GROUPS.

      If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 10, inclusive, to any Person and that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such Person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his Associates complies with the above maximums, and such maximum number of shares shall be reallocated among that Person and his Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after applying the maximums applicable to each Person, separately).

      (e)   CHANGE IN MAXIMUM PURCHASE LIMIT.

      Depending upon market or financial conditions, the Boards of Directors of the Bank and the Holding Company, without further approval of the Voting Depositors, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares offered in the Offerings. If the Bank and the Holding Company increase the maximum purchase limitations, the Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Holding Company, resolicit other subscribers.

      (f)   INCREASE IN ESTIMATE PRICE RANGE.

      In the event of an increase in the total number of shares offered in the Offerings due to an increase in the maximum of the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be issued in the following order of priority: (i) to fill the Employee Plans' subscriptions to up to 10% of the Adjusted Maximum; (ii) in the event that there is an oversubscription at the Eligible Account Holder level, Supplemental Eligible Account Holder level or Other Depositor level, to fill unfilled subscriptions in accordance with Section 8(d); and (iii) to fill unfilled subscriptions in the Community Offering.

      (g)   CONFIRMATION BY PURCHASERS.

      Each Person purchasing Common Stock in the Offerings shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

      (h)   LIMITS ON POST-REORGANIZATION PURCHASES BY DIRECTORS AND OFFICERS.

      For three years after the Reorganization, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of Common Stock of the Holding Company, except from a registered broker-dealer. This restriction shall not apply to negotiated transactions involving more than one percent of the outstanding shares of common stock of the Holding Company, or purchases of stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of the Holding Company or the Bank (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

12.   PAYMENT FOR COMMON STOCK

      All payments for Common Stock subscribed for in the Offerings must be delivered in full to the Holding Company, together with a properly completed and executed Order Form or Purchase Order on or prior to the expiration date specified on the Order Form or Purchase Order, as the case may be, unless such date is extended by the Bank; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, the Employee Plans may pay for such shares upon consummation of the Reorganization. The Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions do not cause the Bank to fail to meet its regulatory capital requirement.

      Notwithstanding the foregoing, the Holding Company may, in its sole discretion, permit institutional investors to submit contractually irrevocable orders in the Community or Public Offering and to submit payment for the Common Stock for which they are subscribing in the Community or Public Offering at any time prior to the completion of the Reorganization.

      Payment for Common Stock subscribed for shall be made either in cash (if delivered in person), check or money order. The Holding Company may require that payments in excess of $25,000 for Common Stock be made by bank check, certified check or withdrawal authorization from an account at the Bank with collected funds sufficient to pay for the shares ordered. Subscribers in the Subscription and Community Offerings may pay for the shares subscribed for by authorizing the Bank on the Order Form to make a withdrawal from the subscriber's deposit account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal causes the remaining balance in such account not to meet the applicable minimum balance requirement for such account, the account shall be converted, without penalty, into a passbook savings account and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's account. However, such funds may not be used by the subscriber until the Common Stock has been sold or 45 days (or such longer period as may be approved by the OTS) following the expiration of the Subscription Offering, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled). Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect at the rate applicable to the account. Interest will be paid by the Bank at not less than its passbook rate as of the date the Subscription Offering is commenced on payments for Common Stock received in cash or by money order or check. Such interest will be paid from the date payment is received by the Holding Company until consummation or termination of the Reorganization. If for any reason the Reorganization is not consummated, all payments received in the Subscription and Community Offerings will be refunded. In case of amounts authorized for withdrawal from deposit accounts, refunds will be made by canceling the authorization for withdrawal.

      The Bank will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of Common Stock.

13.   MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

      As soon as practicable after the receipt of all required regulatory approvals, the Prospectus, together with Order Forms, will be distributed to the Participants at their last known addresses appearing on the records of the Bank for the purpose of enabling them to exercise their subscription rights. Notwithstanding the foregoing, the Holding Company may elect to send Order Forms only to those Persons who request them after such notice as is approved by the OTS and is adequate to apprise the Participants of the pendency of the Subscription Offering has been given. Such notice may be included with the proxy statement for the Special Meeting and may also be included in a notice of the pendency of the Reorganization and the Special Meeting sent to all Eligible Account Holders in accordance with OTS regulations.

      Each Order Form or Purchase Order will be preceded or accompanied the Prospectus describing the Bank, the Common Stock and the Offerings. Each Order Form and Purchase Order will contain, among other things, the following:

      (a) A specified date by which all Order Forms and Purchase Orders must be received by the Holding Company, which date shall be not less than twenty (20), nor more than forty-five (45) days, following the date on which the Order Forms are mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering;

      (b) The purchase price per share for shares of Common Stock to be sold in the Offerings;

      (c) A description of the minimum and maximum number of shares of Common Stock which may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Offerings;

      (d) Instructions as to how the recipient of the Order Form or Purchase Order is to indicate thereon the number of shares of Common Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

      (e) An acknowledgment that the recipient of the Order Form or Purchase Order has received a final copy of the Prospectus prior to execution of the Order Form or Purchase Order.

      (f) A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering within the subscription period such properly competed and executed Order Form together with payment as described in this Plan; and

      (g) A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

      Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimile order forms or whose payment is to be made by wire transfer.

14.   UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS: INSUFFICIENT PAYMENT

      If Order Forms or Purchase Orders (a) are not delivered and are returned to the Holding Company by the United States Postal Service or the Holding Company is unable to locate the addressee, (b) are not received back by the Holding Company or are received by the Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, or, in the case of institutional investors in the Community or Public Offering, by delivering irrevocable orders together with a legally binding commitment to pay in cash, check, money order or wire transfer the full amount of the purchase price prior to 48 hours before the completion of the Reorganization for the shares of Common Stock subscribed for (including cases in which accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed to the account holder pursuant to a "no mail" order placed in effect by the account holder, then in any of such events, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form or Purchase Order within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or Purchase Order or require the submission of corrected Order Forms or Purchase Orders or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation of the Bank as to the terms and conditions of this Plan and of the Holding Company as to the Order Forms or Purchase Orders will be final, subject to the authority of the OTS.

15.   RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

      (a) All shares of Common Stock purchased by Directors or Officers of the Bank in the Offerings shall be subject to the restriction that, except as provided in Section 15(b), below, or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one (1) year following the date of purchase.

      (b) The restriction on disposition of shares of Common Stock set forth in
Section 15(a) above shall not apply to the following:

            (i) Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company which has been approved by the OTS; and

            (ii) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

      (c) With respect to all shares of Common Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply;

            (i) Each certificate representing shares restricted within the meaning of Section 15(a), above, shall bear a legend prominently stamped on its face giving notice of the restriction;

            (ii) Instructions shall be issued to the stock transfer agent for the Bank not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

            (iii) Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding shares of Common Stock subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Common Stock.

16.   CHARTER AND BYLAWS OF THE HOLDING COMPANY

      As part of the Reorganization, the Holding Company will adopt a charter and bylaws for the Holding Company in the form annexed to this Plan. By their approval of this Plan, the Board of Directors of the Bank and its Voting Depositors will be deemed to have approved and adopted the charter and bylaws of the Holding Company. A copy of the proposed charter and bylaws of the Holding Company and of the Stock Bank are required to be mailed only to Voting Depositors requesting them. Prior to completion of the Offerings, the charter and bylaws of the Stock Bank and the Holding Company may be amended in accordance with the provisions and limitations for amending this Plan.

17.   CONVERSION OF HOLDING COMPANY TO STOCK FORM

      Once the Reorganization is completed, the Holding Company may, if approved by the OTS, elect to convert to the stock form of ownership pursuant to federal law. As long as required by federal law or regulation, any such conversion is also subject to the approval of the depositors of the Stock Bank and applicable OTS regulations.

      If the Mutual Holding Company converts to stock form, either on a stand-alone basis or in the context of a conversion-merger ("Conversion Transaction"), shares of stock issued in connection with the Conversion Transaction shall be subject to subscription rights granted to depositors of the Bank at the time of the transaction to the extent required by OTS regulations. In addition, pursuant to federal law and OTS regulations, in the Conversion Transaction, the shares of stock held by the stockholders of the Holding Company shall be exchanged for shares of the converted Mutual Holding Company in a proportion established by independent appraisals of the Mutual Holding Company and the Holding Company. In the event that the Mutual Holding Company converts to stock form in a Conversion Transaction, any options or other convertible securities held by any Officer, Director, or Employee of the Stock Bank or the Holding Company, convertible into shares of the Holding Company shall be convertible into shares of the converted Holding Company (or its successor), provided, that any exchange ratio shall provide the holder of such options or convertible securities with shares at least equal in value to those exchanged; provided, further however, that if such shares cannot be so converted, the holders of such options or other convertible securities shall be entitled to receive cash payment for such options and other convertible securities in an amount equal to the appraised value of the underlying securities represented by such options or other convertible securities.

      Each certificate representing shares of Common Stock of the Holding Company shall bear a legend giving appropriate notice of the provisions applicable to a Conversion Transaction.

18.   CONTINUITY OF THE BANK

      Upon the Effective Date of the Reorganization, except for those assets expressly retained by or transferred to the Holding Company, the Stock Bank will succeed to all of the assets, rights, powers, franchises, debts, liabilities, interests, duties and obligations of the Bank before the Reorganization, including but not limited to, all rights and interests of the Bank in and to its assets and properties, whether real, personal or mixed.

19    RIGHTS OF OWNERS OF THE MUTUAL HOLDING COMPANY

      Following the Reorganization, all persons who had membership or liquidation rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company. All existing proxies granted by Depositors of the Bank to the Board of Directors of the Bank shall automatically become proxies granted to the Board of Directors of the Mutual Holding Company. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have membership and liquidation rights with respect to the Mutual Holding Company. In each case, no person who ceases to be the holder of a deposit account with the Stock Bank shall have any membership or liquidation rights with respect to the Mutual Holding Company. Borrowers of the Stock Bank who were borrowers of the Bank at the time of Reorganization will have the same membership rights in the Mutual Holding Company as they had in the Bank immediately prior to the Reorganization for so long as their pre-Reorganization borrowings remain outstanding. Borrowers will not receive membership rights in connection with any new borrowings made after the Reorganization.

20.   PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

      The Stock Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below the amount required under 567.2 of the OTS rules and regulations. Otherwise, the Stock Bank may declare dividends or make other capital distributions in accordance with applicable laws and regulations. In accordance with applicable law and the regulations and policies of the OTS, the Mutual Holding Company may waive its right to receive dividends declared to it by the Holding Company.

21.   RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

      The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (ii) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

22.   EXPENSES OF REORGANIZATION

      The Bank shall use its best efforts to assure that expenses incurred by it in connection with the Reorganization shall be reasonable.

23.   AMENDMENT OR TERMINATION OF THIS PLAN

      This Plan may be substantively amended by the Board of Directors of the Bank as a result of comments from the regulatory authorities or otherwise prior to submission of this Plan and proxy materials to Voting Depositors, and at any time thereafter with the concurrence of the OTS. This Plan may be terminated by the Board of Directors of the Bank at any time prior to the Special Meeting, and at any time thereafter with the concurrence of the OTS. This Plan shall be terminated if not completed within 24 months from the date upon which Voting Depositors approve this Plan.

      An increase or decrease in the maximum purchase limitation or number of shares issued in the Reorganization by the Board of Directors at any time pursuant to Section 11 is specifically authorized pursuant to this Plan, is not an amendment to this Plan and does not require the approval of the Voting Depositors or the OTS. In the event that mandatory new regulations pertaining to mutual holding companies are adopted by the OTS prior to the completion of the Reorganization, this Plan may be amended to conform to the new mandatory regulations. In the event that new mutual holding company regulations adopted by the OTS prior to completion of the Reorganization contain optional provisions, this Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors.

      By adoption of this Plan, the Voting Depositors of the Bank authorize the Board of Directors to amend or terminate this Plan under the circumstances set forth in this Section.

24.   INTERPRETATION

      All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OTS.

Exhibits C and D are annexed hereto in this filing. Exhibits A, B, E and F are included elsewhere as separate exhibits in this filing.

EXHIBIT C TO PLAN OF REORGANIZATION

                         CAMBRAY MUTUAL HOLDING COMPANY

                         MUTUAL HOLDING COMPANY CHARTER

       Section 1. Corporate Title. The name of the mutual holding company hereby chartered is Cambray Mutual Holding Company (the "Mutual Company").

      Section 2. Duration. The duration of the Mutual Company is perpetual.

      Section 3. Purpose and Powers. The purpose of the Mutual Company is to pursue any or all of the lawful objectives of a federal mutual savings bank holding company chartered under section 10(o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and all acts amendatory thereof and supplemental thereto, subject to the Constitution and the laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("OTS").

      Section 4. Capital. The Mutual Company shall have no capital stock.

      Section 5. Members. All holders of savings, demand, or other authorized accounts of Gouverneur Savings and Loan Association (the "Association") are members of the Mutual Company. With respect to all questions requiring action by the members of the Mutual Company, each holder of an account in the Association shall be permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the member's account. In addition, borrowers from the Association as of the date of this charter shall be entitled to one vote for the period of time during which such borrowings are in existence. No member, however, shall cast more than 1,000 votes. Voting may be by proxy, subject to the rules and regulations of the OTS. Any number of members present and voting, represented in person or by proxy, at a regular or special meeting of the members shall constitute a quorum. A majority of all votes cast at any meeting of the members shall determine any question, subject to the rules and regulations of the OTS. All accounts shall be nonassessable.

      Section 6. Directors. The Mutual Company shall be under the direction of a board of directors. The authorized number of directors shall not be fewer than five nor more than 15, as fixed in the Mutual Company's bylaws, except that the number of directors may be increased to a number greater than 15 with the prior approval of the Director of the OTS or his or her delegate. Each director of the Mutual Company shall be a member of the Mutual Company. Members of the Mutual Company shall elect the directors, provided that, in the event of a vacancy on the board, the board of directors may fill such vacancy, if the members of the Mutual Company fail to do so, by electing a director to serve until the next annual meeting of members. Directors shall be elected for periods of three years and until their successors are elected and qualified, except that provision shall be made for the election of approximately one-third of the board each year.

      Section 7. Capital, Surplus, and Distribution of Earnings. The Mutual Company shall distribute net earnings to account holders of the Association on such basis and in accordance with such terms and conditions as may from time to time be authorized by the Director of the OTS, provided that the Mutual Company may establish minimum account balance requirements for account holders to be eligible for distributions of earnings.

      All holders of accounts of the Association shall be entitled to equal distribution of the assets of the Mutual Company, pro rata to the value of their accounts in the Association, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Mutual Company.

      Section 8. Amendment. Adoption of any preapproved charter amendment shall be effective after such preapproved amendment has been approved by the members at a legal meeting. Any other amendment, addition, alteration, change or repeal of this charter must be submitted to and preliminarily approved by the OTS prior to submission to and approval by the members at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon and approved shall be effective upon filing with the OTS in accordance with regulatory procedures.



                         CAMBRAY MUTUAL HOLDING COMPANY


 Attest: _________________   By: _____________________________________


                          OFFICE OF THRIFT SUPERVISION

 Attest: _________________   By: ______________________________________


 Date: ____________________________

EXHIBIT D TO PLAN OF REORGANIZATION

                         CAMBRAY MUTUAL HOLDING COMPANY

                                     BYLAWS

       Section 1. Annual Meeting of Members. The annual meeting of the members of Cambray Mutual Holding Company (the "Mutual Company") for the election of directors and for the transaction of any other business of the Mutual Company shall be held, as designated by the board of directors, at a location within the state of New York that constitutes the principal place of business of the Mutual Company at 1:00 p.m. on the third Wednesday of February of each calendar year, if not a legal holiday, or if a legal holiday, then on the next succeeding day not a legal holiday. The annual meeting may be held at such other times on such day or at such other place in the state as the board of directors may determine. At each annual meeting, the officers shall make a full report of the financial condition of the Mutual Company and of its progress for the preceding year and shall outline a program for the succeeding year.

      Section 2. Special Meetings of Members. Special meetings of the members of the Mutual Company may be called at any time by the president or the board of directors and shall be called by the president, a vice president, or the secretary upon the written request of members of record, holding in the aggregate at least one-tenth of the capital of the Mutual Company. Such written request shall state the purpose of the meeting and shall be delivered at the principal place of business of the Mutual Company addressed to the president. Annual and special meetings shall be conducted in accordance with rules established by the Board of Directors and made available for inspection by members at the annual or special meeting.

      Section 3. Notice of Meeting of Members.

       (a) Notice of each annual meeting shall be either published once a week for the two successive calendar weeks (in each instance on any day of the week) immediately prior to the week in which such annual meeting shall convene, in a newspaper printed in the English language and of general circulation in the city or county in which the principal place of business of the Mutual Company is located, or mailed postage prepaid at least 15 days and not more than 45 days prior to the date on which such annual meeting shall convene, to each of its members of record at the last address appearing on the books of the Mutual Company. Such notice shall state the name of the Mutual Company, the place of the annual meeting, the date and time when it shall convene, and the matters to be considered. A similar notice shall be posted in a conspicuous place in each of the offices of the Mutual Company during the 14 days immediately preceding the date on which such annual meeting shall convene. If any member, in person or by authorized attorney, shall waive in writing notice of any annual meeting of members, notice thereof need not be given to such member.

       (b) Notice of each special meeting shall be either published once a week for the two consecutive calendar weeks (in each instance on any day of the week) immediately prior to the week in which such special meeting shall convene, in a newspaper printed in the English language and of general circulation in the city or county in which the principal place of business of the Mutual Company is located, or mailed postage prepaid at least 15 days and not more than 45 days prior to the date on which such special meeting shall convene to each of its members of record at the member's last address appearing on the books of the Mutual Company. Such notice shall state the name of the Mutual Company, the purpose(s) for which the meeting is called, the place of the special meeting and the date and time when it shall convene. A similar notice shall be posted in a conspicuous place in each of the offices of the Mutual Company during the 14 days immediately preceding the date on which such special meeting shall convene. If any member, in person or by authorized attorney, shall waive in writing notice of any special meeting of members, notice thereof need not be given to such member.

      Section 4. Fixing of Record Date. For the purpose of determining members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or in order to make a determination of members for any other proper purpose, the board of directors shall fix in advance a record date for any such determination of members. Such date shall be not more than 60 days nor fewer than 10 days prior to the date on which the action, requiring such determination of members, is to be taken. The member entitled to participate in any such action shall be the member of record on the books of the Mutual Company on such record date. The number of votes which each member shall be entitled to cast at any meeting of the members shall be determined from the books of the Mutual Company as of such record date. Any member of such record date who ceases to be a member prior to such meeting shall not be entitled to vote at that meeting.

      Section 5. Voting by Proxy. Voting at any annual or special meeting of the members may be by proxy pursuant to the rules and regulations of the Office, provided, that no proxies shall be voted at any meeting unless such proxies shall have been placed on file with the secretary of the Mutual Company, for verification, prior to the convening of such meeting. All proxies with a term greater than eleven months or solicited at the expense of the Mutual Company must run to the board of directors as a whole, or to a committee appointed by a majority of such board.

      Section 6. Communication Between Members. Communication between members shall be subject to any applicable rules or regulations of the Office.

      Section 7. Number of Directors. The number of directors of the Mutual Company shall be seven.

      Section 8. Meetings of the Board. The board of directors shall meet regularly without notice at the principal place of business of the Mutual Company at least once each month at an hour and date fixed by resolution of the board, provided that the place of meeting may be changed by the directors. Special meetings of the board may be held at any place specified in a notice of such meeting and shall be called by the secretary upon the written request of the chairman or of three directors. All special meetings shall be held upon at least three days' written notice to each director unless notice is waived in writing before or after such meeting. Such notice shall state the place, date, time and purposes of such meeting. A majority of the authorized directors shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board. Action may be taken without a meeting if unanimous written consent is obtained for such action. The meetings shall be under the direction of a chairman, appointed annually by the board, or in the absence of the chairman, the meetings shall be under the direction of the president.

      Section 9. Officers, Employees and Agents. At the meeting of the board of directors of the Mutual Company next following the annual meeting of the members of the Mutual Company, the board shall annually elect a president, one or more vice presidents, a secretary, and a treasurer; provided, that the offices of president and secretary may not be held by the same person and a vice president may also be the treasurer. The board may appoint such additional officers, employees, and agents as it may from time to time determine. The term of office of all officers shall be one year or until their respective successors are elected and qualified; but any officer may be removed at any time by the board. In the absence of designation from time to time of powers and duties by the board, the officers shall have such powers and duties as generally pertain to their respective offices.

      Any indemnification by the Mutual Company of the Mutual Company's personnel is subject to any applicable rules or regulations of the Office.

      Section 10. Resignation or Removal of Directors. Any director may resign at any time by sending a written notice of such resignation to the office of the Mutual Company delivered to the secretary. Unless otherwise specified therein such resignation shall take effect upon receipt by the secretary. More than three consecutive absences from regular meetings of the board, unless excused by resolution of the board, shall automatically constitute a resignation, effective when such resignation is accepted by the board.

      At a meeting of members called expressly for that purpose, directors or the entire board may be removed, only with cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

      Section 11. Powers of the Board. The board of directors shall have the power:

       (a) By resolution, to appoint from among its members an executive committee, which committee shall have and may exercise the powers of the board between the meetings of the board, but no such committee shall have the authority of the board to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all the property and assets of the Mutual

Company. Such committee shall not operate to relieve the board, or any member thereof, of any responsibility imposed by law;

       (b) To appoint and remove by resolution the members of such other committees as may be deemed necessary and prescribe the duties thereof;

       (c) To fix the compensation of directors, officers, and employees, and to remove any officer or employee at any time with or without cause; and

       (d) To exercise any and all of the powers of the Mutual Company not expressly reserved by the charter to the members.

      Section 12. Execution of Instruments, Generally. All documents and instruments or writings of any nature shall be signed, executed, verified, acknowledged, and delivered by such officers, agents, or employees of the Mutual Company or any one of them and in such manner as from time to time may be determined by resolution of the board. All notes, drafts, acceptances, checks, endorsements, and all evidences of indebtedness of the Mutual Company whatsoever shall be signed by such officer or officers or such agent or agents of the Mutual Company and in such manner as the board may from time to time determine. Endorsements for deposit to the credit of the Mutual Company in any of its duly authorized depositories shall be made in such manner as the board may from time to time determine. Proxies to vote with respect to shares or accounts of other associations or stock of other corporations owned by, or standing in the name of, the Mutual Company may be executed and delivered from time to time on behalf of the Mutual Company by the president or a vice president and the secretary or an assistant secretary of the Mutual Company or by any other persons so authorized by the board.

      Section 13. Nominating Committee. The chairman, at least 30 days prior to the date of each annual meeting, shall appoint a nominating committee of three persons who are members of the Mutual Company. Such committee shall make nominations for directors in writing and deliver to the secretary such written nominations at least 15 days prior to the date of the annual meeting, which nominations shall then be posted in a prominent place in the principal place of business for the 15-day period prior to the date of the annual meeting. Provided such committee is appointed and makes such nominations, no nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by members are made in writing and delivered to the secretary of the Mutual Company at least 10 days prior to the date of the annual meeting, which nominations shall then be posted in a prominent place in the principal place of business for the 10-day period prior to the date of the annual meeting. Ballots bearing the names of all persons nominated by the nominating committee and by other members prior to the annual meeting shall be provided for use by the members at the annual meeting. If at any time the chairman shall fail to appoint such nominating committee, or the nominating committee shall fail or refuse to act at least 15 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any member and shall be voted upon.

      Section 14. New Business. Any new business to be taken up at the annual meeting, including any proposal to increase or decrease the number of directors of the Mutual Company, shall be stated in writing and filed with the secretary of the Mutual Company at least 30 days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Any member may make any other proposal at the annual meeting and the same may be discussed and considered; but unless stated in writing and filed with the secretary 30 days before the meeting, such proposal shall be laid over for action at an adjourned, special, or regular meeting of the members taking place at least 30 days thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of the reports of officers and committees, but in connection with such reports no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

      Section 15. Seal. The seal shall be two concentric circles between which shall be the name of the Mutual Company. The year of incorporation, the word "incorporated," or an emblem may appear in the center.

      Section 16. Amendment. Adoption of any bylaw amendment, as long as consistent with applicable law, rules and regulations, and which adequately addresses the subject and purpose of the stated bylaw section, shall be effective upon filing with the Office in accordance with the regulatory procedures after such amendment has been approved by a two-thirds affirmative vote of the authorized board, or by a vote of the members of the Mutual Company.